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MET-COIL SYSTEMS CORPORATION
EXHIBIT 11 - COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARES (In thousands, except per share amounts)


                                                                                 Three Months Ended
                                                                                        August 31,
                                                                                 1997                1996
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
Common shares outstanding, beginning of period                                  3,141               3,121

Weighted average of common shares issued                                        - - -                  (2)

Weighted average common equivalent shares attributable to stock
         options granted, computed using the treasury stock method                102                   1

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Weighted average common shares and common share equivalents                     3,243               3,120
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Net income applicable to common stock                                       $      17           $     465
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Net income per common share                                                 $    0.01           $    0.15
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